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                        Amendment of Employment Agreement
                               of Robert A. Beizer


       This Agreement made as of the 12th day of December, 1996, between Gray Communications Systems, Inc., a Georgia business corporation (the
"Corporation"), and Robert A. Beizer (the "Employee"):


                                     RECITALS

      WHEREAS, the Corporation and Employee desire to modify certain terms of that Employment Agreement entered into between the Corporation and Employee dated as of the 12th day of February, 1996 (the "Agreement"); and

      WHEREAS, the terms, conditions and undertakings of this amendment to the Agreement were submitted to and duly approved and duly authorized by the Management Personnel Committee of the Corporations's Board of Directors at a meeting held on December 12, 1996; and

      WHEREAS, the stockholders of the Corporation approved an amendment to the Corporations's Articles of Incorporation to provide for a Class B Common Stock of no par value (the "Shares").

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth and other good and valuable services, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Paragraph 5 LONG TERM INCENTIVE COMPENSATION of the Agreement is amended by striking it entirely and inserting in its place the following:

           LONG TERM INCENTIVE COMPENSATION

           The Corporation has adopted a stock option plan known as the 1992 Long Term Incentive Plan (the "Plan"). Employee will be immediately awarded a non-qualified stock option to purchase from the Corporation all or part of up to and including 15,000 Shares. If following the date of this Agreement and prior to the exercise (s) of this option, there shall have occurred a Share dividend, Share split, recapitalization or issuance of additional Shares, then the number of Shares available for exercise shall be adjusted to reflect such occurrence. The term of the option shall commence on December 12, 1996, and shall be exercisable over a three (3) year period beginning on the second anniversary date of the date of grant. The exercise price of each Share so purchased shall be $15.875 per share. On February 12 of each remaining year of the Agreement, the Employee will be awarded a non-qualified stock option for 7,000
      Shares at the Fair Market Value of the Shares as determined on the date of the award each year pursuant to the Plan which shall be exercisable

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         over a three (3) year period beginning on the second anniversary date of the date of each grant.

         Other than the above changes, all of the other provisions of the Employment Agreement dated as of February 12, 1996, shall remain in full force and effect.

         The non-qualified stock option award agreement pursuant to the 1992 Long Term Incentive Plan, dated February 12, 1996, between the Corporation and the Employee is hereby terminated and a non-qualified stock option award agreement pursuant to the 1992 Long Term Incentive Plan dated as of December 12, 1996, will be executed in compliance with the terms of this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement the date and year first written.



ATTEST:                                    GRAY COMMUNICATIONS SYSTEMS, INC.
                                           ("Corporation")


                                        By:
-------------------------                  ----------------------------
Secretary                                  J. Mack Robinson, President



                                           ----------------------------
                                           Robert A. Beizer (Employee)


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